Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Linda Duke 415-492-4534 duke@dukemarketing.com

RUBIO’S® ACQUIRES FOUR LOCATIONS FROM FRANCHISEE

IN LAS VEGAS, NEVADA

CARLSBAD, Calif. —June 19, 2006-- Rubio's Fresh Mexican Grill® (NASDAQ: RUBO) announced today that it has purchased four Rubio’s Fresh Mexican Grill restaurants in Las Vegas from its franchise group, Fish Taco Pacifico Corporation, for approximately $500,000 in cash. The acquisition of the four restaurants in one of the fastest growing U.S. cities supports Rubio’s continued growth strategy to add company-owned locations.

“We are excited to continue our growth strategy with the purchase of these four locations in Las Vegas,” said Ralph Rubio, Chairman and CEO. “The opportunity for growth in Las Vegas is tremendous, and we recognize that to support our strategy it is key to have a company-owned presence in this market.”

The Company estimates opening 10-12 new restaurants in 2006, primarily in the Los Angeles, San Diego and Phoenix markets. In April of this year, the first location from franchisee, Food Courts of Nevada, Inc., opened at the Red Rock Casino, Resort and Spa in Las Vegas.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ:RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas and lean carne asada, Rubio’s menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street TacosSM, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at www.rubios.com.